April 25, 2000


Office of The Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re: PrimeHoldings.com, Inc.

Ladies and Gentlemen:

         We were previously principal accountants for PrimeHoldings.com, Inc. (formerly PrimeSource Communications Holdings, Inc.) and, under the date of May 19, 1999, we reported on the consolidated financial statements of PrimeSource Communications Holdings, Inc. as of and for the years ended December 31, 1998 and 1997. In January 2000, our services were terminated. We have read PrimeHoldings.com, Inc.'s statements included under Item 3 of its Form 10-SB, and we agree with such statements.

                                                     Very truly yours,


                                                     TANNER + CO.